EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 23, 2007 with respect to the consolidated financial statements of Hercules Offshore, Inc. appearing in the 2007 Annual Report of Hercules Offshore, Inc. to its shareholders on Form 10-K for the year ended December 31, 2007 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Houston, Texas
February 17, 2009